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IMMEDIATE RELEASE

Media Contact:                      Investor Contact:
Lowell Weiner                       Justin Victoria
Wyeth                               Wyeth
(973) 660-5013                      (973) 660-5340


               WYETH RAISES 2005 FULL YEAR GUIDANCE TO $2.80 TO $2.90
                             DILUTED EARNINGS PER SHARE

      MADISON, N.J., JUNE 27, 2005 - Wyeth (NYSE: WYE) announced today that it is raising 2005 full year guidance to $2.80 to $2.90 diluted earnings per share. The Company noted high single digit revenue growth, lower than expected growth in several expense items, and favorable tax developments as contributing to the strong performance. These 2005 estimates are considered pro forma as they exclude any potential one-time impact, if any, from the repatriation of permanently reinvested earnings from foreign subsidiaries under the American Jobs Creation Act as well as any potential restructuring charges resulting from the Company's ongoing review of business processes and systems.

      The Company will hold a conference call with research analysts at 5:00 p.m. Eastern Time today. The purpose of the call is to review 2005 earnings guidance. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed on the Company's Internet website at www.wyeth.com by clicking on the "Investor Relations" hyperlink. Also, for recent announcements and additional information, please refer to the Company's Internet website.



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      Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and nonprescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare, and Fort Dodge Animal Health.

      The statements in this press release that are not historical facts are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and success of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Company's periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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